[Ramirez International letterhead]

Ramirez International
2100 SE Main Street
Suite 101
Irvine, CA 92614

October 7, 2003

Securities and Exchange Commission
Washington, DC 20549

Dear Sir or Madam,

On August 25, 2003, we were formally dismissed as principal independent accountants of SKTF Enterprises, Inc. This action appears to be made as a result of the acquisition of Speedemissions, Inc. by SKTF Enterprises, Inc., effective June 16, 2003. As a result of this acquisition, Speedemissions, Inc. became the surviving entity for accounting and management purposes. The new management determined that it was necessary to retain Bennett Thrasher in order to continue to be current in its SEC reporting requirements.

We have read Item 4 of the Form 8-K/A of SKTF Enterprises, Inc. dated September 29, 2003, and agree with the statements concerning our Firm contained therein.

There were no disagreements with management up to the date of our dismissal. For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the Company's financial statements or the auditors’ report.

Very Truly Yours,

/s/ Ramirez International

Ramirez International